Schedule 14A Information
             Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934
                        (Amendment No.   )


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                     Valmont Industries, Inc.
 ........................................................................
          (Name of Registrant as Specified In Its Charter)
                        Terry J. McClain
 ........................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.
    1) Title of each class of securities to which transaction applies:
    ....................................................................
    2) Aggregate number of securities to which transaction applies:
    ....................................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    ....................................................................
    4) Proposed maximum aggregate value of transaction:
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:
    ....................................................................
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    ....................................................................

                            PROXY STATEMENT
                                FOR THE
                            APRIL 27, 1998
                     ANNUAL SHAREHOLDERS' MEETING

Dear Shareholder:

     You are cordially invited to attend Valmont's Annual Meeting of Shareholders on April 27, 1998 at 2:00 P.M. The meeting will be held in the Lecture Hall of the Joslyn Art Museum at 2200 Dodge Street in Omaha. You may enter the building through its main entrance on the east side.

     The formal meeting of Shareholders will be followed by a review of operations for 1997 and the first quarter of 1998, as well as our outlook for the future. Following the meeting, you are invited to an informal reception where you can visit with the Directors and Officers about the activities of the Company.

     If you cannot attend the meeting in person, please vote your shares by proxy. Mark, sign and date the enclosed proxy card and return it in the postage paid envelope. Your prompt return of the card will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important.

     I look forward to seeing you at our Annual Meeting.

                                    Sincerely,


                                    /S/ Mogens C. Bay
                                    Mogens C. Bay
                                    Chairman and Chief Executive Officer

                        VALMONT INDUSTRIES, INC.
                        NOTICE OF ANNUAL MEETING
                            OF SHAREHOLDERS


     Notice is hereby given that the Annual Meeting of Shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Joslyn Art Museum, 2200 Dodge St., Omaha, Nebraska 68102, on Monday, April 27, 1998, at 2:00 p.m. local time for the purpose of:

     (1)    Electing three directors of the Company to three year terms.

     (2) Approving an amendment to the Company's Certificate of Incorporation increasing the authorized number of common shares.

     (3) Ratifying the appointment of Deloitte & Touche LLP as independent accountants for fiscal 1998.

     (4) Transacting such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 6, 1998 are entitled to vote at this meeting. If you do not expect to be present at the Annual Meeting and wish your shares to be voted, please sign, date and mail the enclosed proxy form.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    /S/ Thomas P. Egan, Jr.
                                    Thomas P. Egan, Jr.
                                    Secretary
                                    Valley, Nebraska  68064
                                    March 26, 1998

                            PROXY STATEMENT



To Our Shareholders:

     The Board of Directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on Monday, April 27, 1998,or at any adjournments thereof.

     At the close of business on March 6, 1998, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 27,640,969 shares of the Company's common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.

     Shares of common stock represented by a properly signed and returned proxy, including shares represented by broker non-votes or abstaining from voting, will be treated as present at the meeting for the purpose of determining a quorum. Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

     The proposal to amend the Company's Certificate of Incorporation to increase the number of authorized common shares requires the affirmative vote of a majority of shares entitled to vote. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

     The proposal to ratify the accountants requires the affirmative vote of a majority of shares present in person or represented by proxy. Abstentions will have the same effect as a vote against this proposal. Broker non-votes on this proposal are treated as shares for which voting power has been withheld by the beneficial holders of those shares and therefore will not be counted as votes for or against such proposal.

     Any shareholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., P.O. Box 358, Valley, Nebraska 68064. To be effective, the revocation must be received by the Secretary before the date of the meeting. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.

     The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, shall be borne by the Company. This proxy statement and proxy card are being mailed to shareholders on or about March 26, 1998.

                          CERTAIN SHAREHOLDERS

     The following table sets forth, as of March 6, 1998, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) directors, nominees and named executive officers and (iii) all directors and executive officers as a group.

                                Amount and Nature
Name and Address of          of Beneficial Ownership            Percent
Beneficial Owner               March 6, 1998 (1)              of Class (2)
--------------------------------------------------------------------------

Robert B. Daugherty                 7,107,568                    25.7%
8805 Indian Hills Drive
Suite 225
Omaha, NE.  68114

Mogens C. Bay                         541,604                     2.0%

Charles M. Harper                      92,000                      --

Allen F. Jacobson                      48,000                      --

Lloyd P. Johnson                       28,000                      --

John E. Jones                          26,000                      --

Thomas F. Madison                      41,230                      --

Walter Scott, Jr.                      68,000                      --

Kenneth E. Stinson                     13,000                      --

Robert G. Wallace                      32,000                      --

Joseph M. Goecke                      227,772                      --

Terry J. McClain                      134,766                      --

Gary L. Cavey                         115,251                      --

Vincent T. Corso                       38,150                      --

All Executive Officers and Directors
  As Group (18 persons)              8,936,287                   32.3%

(1) Includes shares which the directors and executive officers have, or within 60 days of March 6, 1998 will have, the right to acquire through the exercise of stock options, as follows: 4,000 shares each for Messrs. Daugherty and Stinson; 12,000 shares each for Messrs. Harper, Jacobson, Johnson, Jones, Madison, Scott and Wallace, and 252,667, 36,333, 39,820, 79,667 and 17,904 shares for Messrs. Bay, Goecke,
McClain, Cavey and Corso respectively; and 590,616 shares for all executive officers and directors as a group.

(2) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of the class.

                         ELECTION OF DIRECTORS

     The Company's Board of Directors is composed of ten members, divided into three classes. Each class serves for three years on a staggered term basis. Of the ten current Directors of the Company, only Mr. Bay is an employee of the Company.

     Three Directors have terms of office that expire at the 1998 Annual Meeting. They have been nominated by the Board of Directors for re-election to three-year terms. These nominees are:

                            Charles M. Harper
                            Lloyd P. Johnson
                            Thomas F. Madison

     Unless authority to vote for directors is withheld, the shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The Board of Directors has no reason to believe that any such nominee will be unavailable to serve.

NOMINEES FOR ELECTION - TERMS EXPIRE 2001:

CHARLES M. HARPER, Age 70, Former Chairman of the Board of RJR Nabisco Holdings Corp. since May 1996. Chairman of the Board of RJR Nabisco Holdings Corp. from May 1993 to May 1996. Chief Executive Officer of RJR Nabisco Holdings Corp. from May 1993 to December 1995. Previously, Chairman of the Board and Chief Executive Officer of ConAgra, Inc. Director, ConAgra, Inc., E.I. DuPont de Nemours & Co., Inc., Norwest Corporation and Peter Kiewit Sons', Inc.

Served as Director of Company continuously since April 1979.
Valmont Stock:  92,000 shares

LLOYD P. JOHNSON, Age 67, Retired Chairman of Norwest Corporation since May 1995. Chairman of Norwest Corporation from January 1989 to May 1995. Director, Norwest Corporation.

Served as Director of Company continuously since June 1991.
Valmont Stock:  28,000 shares

THOMAS F. MADISON, Age 62, President of MLM Partners since January 1993; Chairman and Director of Communications Holdings, Inc. since September 1996; Vice Chairman and Office of CEO of Minnesota Mutual Life Insurance Company from February 1994 to August 1994; Previously, President of Markets of U S WEST Communications. Director, ACI Telecentrics, Aon Insurance Advisory Board, Eltrax Systems, Inc., LHS Health Systems, Minnegasco Advisory Board, Span Link and Delaware Group of Mutual Funds.

Served as Director of Company continuously since June 1987.
Valmont Stock:  41,230 shares

CONTINUING DIRECTORS - TERMS EXPIRE 2000:

ROBERT B. DAUGHERTY, Age 76, Chairman Emeritus of the Company since December 1996; Chairman of the Board of the Company from March 1947 to December 1996. Director, Peter Kiewit Sons', Inc.

Served as Director of Company continuously since March 1947.
Valmont Stock:  7,107,568 shares

ALLEN F. JACOBSON, Age 71, Retired Chairman and Chief Executive Officer of 3M Company. Director, Deluxe Corporation, Mobil Corporation, Potlatch Corporation, Sara Lee Corporation, Silicon Graphics, Inc. and U S WEST Inc.

Served as Director of Company continuously since July 1976.
Valmont Stock:  48,000 shares

KENNETH E. STINSON, Age 55 , Chairman and Chief Executive Officer of Kiewit Construction Group Inc. since August 1994 and Executive Vice President and Director of Peter Kiewit Sons', Inc. since April 1994; President of Kiewit Construction Group Inc. January 1992 to August 1994. Director, ConAgra, Inc.

Served as Director of Company continuously since December 1996.
Valmont Stock:  13,000 shares

ROBERT G. WALLACE, Age 71, Retired Executive Vice President of Phillips Petroleum Co. Director, A. Schulman, Inc.

Served as Director of Company continuously since April 1984.
Valmont Stock:  32,000 shares

CONTINUING DIRECTORS - TERMS EXPIRE 1999:

MOGENS C. BAY, Age 49, Chairman and Chief Executive Officer of the Company since January 1997. President and Chief Executive Officer of the Company from August 1993 to December 1996. Director, ConAgra, Inc. and Inacom Corporation.

Served as Director of Company continuously since October 1993.
Valmont Stock:  541,604 shares

JOHN E. JONES, Age 63, Retired Chairman, President and Chief Executive Officer of CBI Industries, Inc. since January 1996. Chairman, President and Chief Executive Officer of CBI Industries, Inc. from June 1989 to
January 1996.   Director, Allied Products Corporation, Amsted Industries
Incorporated, Interlake Corporation, NICOR Inc. and BWAY Corp.

Served as Director of Company continuously since April 1993.
Valmont Stock:  26,000 shares

WALTER SCOTT, JR., Age 66, Chairman of the Board, President and Director of Peter Kiewit Sons', Inc. Director, Berkshire Hathaway, Inc.,
Burlington Resources, Inc., CalEnergy Company, ConAgra, Inc.,
Commonwealth Telephone Enterprises, Inc., RCN Corporation and U.S.
Bancorp.

Served as Director of Company continuously since April 1981.
Valmont Stock:  68,000 shares

(1) Messrs. Jacobson (Chairman), Harper, Johnson and Madison are members of the Compensation Committee, which met two times during 1997. The Compensation Committee, composed of directors who are not employees of the Company, directs the administration of various management incentive plans; takes action upon or makes recommendations to the Board of Directors on salary changes for certain key management personnel; and takes action upon or makes recommendations to the Board of Directors concerning certain employee benefit plan matters.

    Messrs. Scott (Chairman), Jones and Wallace are members of the Audit Committee, which met three times during the last fiscal year. The Audit Committee, composed of directors who are not employees of the Company, recommends selection of the independent public accountants; reviews matters pertaining to the audit, systems of internal control and accounting policies and procedures; has approval authority with respect to services provided by the independent public accountants; and directs and supervises investigations into matters within the scope of its duties.

    The Company does not have a standing Nominating Committee.

(2) The Board of Directors held five meetings during the last fiscal year. During 1997, non-employee directors were paid an annual fee of $25,000 plus $2,000 for each board meeting and $1,000 for each committee meeting attended. Committee chairmen receive an additional $6,000 per year. Messrs. Harper, Jacobson, Johnson, Jones, Scott and Wallace have elected to receive their fees in the form of deferred compensation. Payments are to be made in fifteen annual installments commencing one year after the earliest of termination of service as a director of the company, attainment of age 72, or death. The deferred fees accrue interest indexed to U.S. Government bonds, compounded monthly. Employee directors do not receive director or meeting fees.

(3) Mr. Daugherty, who was an employee of the Company through fiscal
1996, received an award of $(          ) under the 1995-1997 Long-Term
Performance Share Program and $30,172 in benefits from the Company.

(4) Pursuant to the stockholder approved 1996 Stock Plan, each non-employee director receives (i) an annual award of 2,000 shares of common stock of the company and (ii) an annual award of a nonqualified stock option for 4,000 shares of common stock exercisable at the fair market value of the Company's common stock on the date of grant. These awards are made annually on the date of and following completion of Valmont's Annual Shareholders' Meeting. The common stock award will be forfeited if the director's services terminate for any reason other than death, retirement from the board at mandatory retirement age, or resignation or failure to stand for re-election, in any such case without the prior approval of the board.

(5) The Company has a service agreement with PKS Information Services, Inc. ("PKS"), a subsidiary of Peter Kiewit Sons', Inc. The agreement extends through the year 2001 and covers the use of time on PKS mainframe computer equipment. In 1997 lease payments totaled approximately $1,600,000. Additionally, in 1997 the Company paid Kiewit Construction Group Inc., another subsidiary of Peter Kiewit Sons', Inc., approximately $500,000 for construction services to improve the Company's facilities. Walter Scott, Jr., a Director of the Company, is Chairman, President and Director of Peter Kiewit Sons', Inc. Kenneth E. Stinson, a Director of the Company, is Chairman and Chief Executive Officer of Kiewit Construction Group, Inc. and Executive Vice President and Director of Peter Kiewit Sons', Inc. The Company believes such payments were comparable to amounts that would have been paid to unaffiliated entities.

(6) See "Certain Shareholders" for additional information on stock ownership.

                         EXECUTIVE COMPENSATION

     The following Summary Compensation Table provides information on the annual and long-term compensation for services paid by the Company to the Chief Executive Officer and the four highest paid executive officers for the three fiscal years ended December 27, 1997.

                       SUMMARY COMPENSATION TABLE
                       Annual Compensation   Long-Term Compensation
                                             Awards      Payouts   All
Name and                                     Number of     LTIP    Other
Principal Position  Year   Salary($) Bonus($) Options(#) Payouts($) Comp($)(1)
Mogens C. Bay(2)    1997   551,923   (      )   100,000   (      )   (      )
Chairman and Chief  1996   501,923    721,201   100,000    749,512   114,504
Executive Officer   1995   438,211    518,812   100,000    458,311    77,645

Joseph M. Goecke(2) 1997   203,000   (      )         0   (      )   (      )
President and Chief 1996   203,000    389,301    10,000    232,072    44,826
Operating Officer:  1995   203,000     99,313         0    141,907    27,044
Valmont Irrigation

Terry J. McClain(2) 1997   200,769   (      )    30,000   (      )   (      )
Sr. Vice President  1996   185,577    260,704    25,000    190,224    36,884
And Chief Financial 1995   165,385    171,777    14,000    116,318    25,304
Officer

Gary L. Cavey       1997   222,342   (      )    30,000   (      )   (      )
Group President and 1996   210,462     84,906    25,000    190,224    30,788
Chief Operating     1995   178,846    186,835    30,000    116,318    28,170
Officer:
Industrial Products

Vincent T. Corso    1997   205,769   (      )    30,000   (      )   (      )
Group President and 1996   185,769    129,704    25,000    167,392    28,688
Chief Operating     1995   175,192    111,811    14,000    102,357    20,359
Officer:  Irrigation
And Coatings

(1) Amounts represent the Company's contribution under the Valmont Employee Retirement Savings Plan and related Restoration Plan.

(2) Messrs. Bay, Goecke and McClain hold 6,000, 4,000 and 4,000 restricted shares of the Company's common stock, respectively, which on December 27, 1997 were valued at $118,500, $79,000 and $79,000 respectively. The restrictions lapse in February 1999. Each executive receives dividends paid on the restricted stock.

                STOCK OPTION GRANTS IN FISCAL YEAR 1997

            The table that follows provides information on 1997 stock option grants to executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 1997.

                                                      Potential Realizable
                                                      Value at Assumed
                                                      Annual Rates of
                                                      Stock Price Appreciation
          Individual Grants                           for Option Term (3)
------------------------------------------------------------------------------------
                              % of Total
                              Options
                              Granted to    Exercise  Expir-
  Options          Granted    Employees In  Price ($) ation
  Name               (1)      Fiscal Year   Per Share Date        5%($)      10%($)
Mogens C. Bay    (1)100,000     24.5%      21.78 Dec.  8, 2007 1,364,372   3,461,917
Joseph M. Goecke (1)     --       --          --            --        --          --
Terry J. McClain (1) 30,000     7.4%       21.78 Dec.  8, 2007   409,312   1,038,575
Terry J. McClain (2)  6,980     1.7%       20.38 Dec.  7, 2002    44,086     103,099
Terry J. McClain (2) 12,118     3.0%       20.38 Dec. 12, 2004   109,977     269,236
Terry J. McClain (2)  3,390     0.8%       20.38 Dec. 19, 2005    35,842      90,006
Gary L. Cavey    (1) 30,000     7.4%       21.78 Dec.  8, 2007   409,312   1,038,575
Vincent T. Corso (1) 30,000     7.4%       21.78 Dec.  8, 2007   409,312   1,038,575
------------------------------------------------------------------------------------

All Shares Outstanding (4)                                   343,319,323 870,038,572

(1) Options were granted on December 8, 1997, and become exercisable in three equal annual installments commencing on the first anniversary of the grant.

(2) Options were granted on January 7, 1997 and become exercisable six months following the grant date.

(3) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise) so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(4) All shares outstanding represents the increase in total Company shareholder value if the stock price and assumed rates used in the stock option assumptions are achieved over a ten year option period multiplied by the number of shares outstanding at the end of fiscal 1997 (27,640,969).

    OPTIONS EXERCISED IN FISCAL YEAR 1997 AND FISCAL YEAR END VALUES

            The following table provides information on the exercise of stock options during fiscal 1997 and the status of unexercised stock options at the end of the year for the executive officers named in the Summary Compensation Table.

                                                            Value of Unexercised
                                          Number of         In-The-Money
               Shares                     Unexercised       Options at
              Acquired    Value           Options           FY-End ($)(2)
              On Exercise Realized        at FY-End (#)
                  (#)     ($)(1)  Exercisable Unexercisable Exercisable Unexercisable
Mogens C. Bay    29,330  478,575   252,667    246,667       2,668,341   479,168
Joseph M. Goecke  7,168  101,142    36,333     12,667         415,413    35,837
Terry J. McClain 35,334  404,671    39,820     62,334         181,324    83,839
Gary L. Cavey    10,333  147,536    79,667     69,000         855,005   140,000
Vincent T. Corso     --       --    17,904     71,096         179,563   196,936

(1) Value realized is the difference between the closing price of the Company's Common Stock on the day of exercise and the option exercise price multiplied by the number of shares.

(2) Value is the difference between the closing price of the Company's Common Stock on the last trading day of fiscal 1997 and the option exercise price of the in-the-money options multiplied by the number of in-the-money options.

             SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of Valmont's common stock with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish Valmont with copies of all Section 16(a) forms so filed. Based solely on review of the copies of such forms furnished to Valmont and written representations from Valmont's executive officers and directors, Valmont believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 1997, except Vince T. Corso, an executive officer, and Kenneth E. Stinson, a director, each filed late one report with respect to one purchase transaction, and Joseph M. Goecke, an executive officer, filed late one report with respect to two stock option exercise transactions.

         LONG-TERM INCENTIVE PLANS - AWARDS IN FISCAL YEAR 1997

The following table provides information on the long-term incentive program awards granted to the executive officers named in the Summary Compensation Table during fiscal year 1997.

                              Performance
                  Number Of   or Other          Estimated Future Payouts under
                Shares, Units Period Until      Non-Stock Price-Based Plans
                  or Other    Maturation or     Threshold   Target      Maximum
                Rights (#)    Payout              ($)         ($)         ($)
Mogens C. Bay     1 Unit      (1)               136,125     247,500     495,000
Joseph M. Goecke  1 Unit      (1)                27,912      50,750     101,500
Terry J. McClain  1 Unit      (1)                33,000      60,000     120,000
Gary L. Cavey     1 Unit      (1)                36,630      66,600     133,200
Vincent T. Corso  1 Unit      (1)                33,825      61,500     123,000

(1) Awards are for the three-year award cycle ending in 1999. See "Compensation Committee Report on Executive Compensation - Long-Term Performance Incentives" for a description of the award program.

                     COMPENSATION COMMITTEE REPORT
                       ON EXECUTIVE COMPENSATION

      Valmont's executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of four Directors who are not employees of the Company. The Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with all the non-employee Directors who constitute a majority of the Board.

      The Committee has implemented compensation policies, plans and programs which seek to enhance shareholder value by aligning the financial interests of the executive officers with those of its shareholders. Annual base salaries are generally set at competitive median levels. The Company relies on annual and long-term incentive compensation and stock options to attract, retain, motivate and reward executive officers and other key employees. Incentive compensation is variable and tied to corporate, business unit and individual performance. The plans are designed to provide an incentive to management to grow earnings, provide quality returns on investment, enhance shareholder value and contribute to the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to assure their linkage to the current strategies and needs of the business. The Company's programs have been designed so that compensation paid to named executive officers in 1997 will be deductible under the Internal Revenue Code's $1 million compensation limits for deductibility.

      Valmont's executive compensation is based on four components, each of which is intended to support the overall compensation philosophy.

      BASE SALARY. Base salary is targeted at the median level for industrial manufacturing companies of similar characteristics such as sales volume, capitalization and financial performance. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

      The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Company's human resources staff under the ultimate direction of the Chief Executive Officer based on peer group and national surveys of industrial manufacturing organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. In addition, the Committee periodically is advised by independent compensation consultants concerning salary competitiveness. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company's business, and its expectation as to his future contributions in directing the long-term success of the Company and its businesses.

      The Committee increased the Chief Executive Officer's salary in December 1997 to the current level of $600,000 per year. The salary increase reflected the Committee's desire to reward Mr. Bay for his superior performance in increasing the Company's net earnings by 20% in 1997.

      ANNUAL INCENTIVES. The Company's short-term incentives are paid pursuant to the Total Value Impact (TVI) Program, established under the stockholder approved Executive Incentive Plan. The Committee believes that the annual bonus of key employees, including executive officers, should be based on optimizing operating profits and prudent management of the capital employed in the business. Accordingly, the TVI plan provides for target performance levels based upon the Company's or business units' net operating income after tax, less the cost of capital. A minimum threshold level must be met before any awards are earned. Individual award targets are based on a pre-determined percentage of beginning of year base salary considering the individual's position and the Committee's assessment of the individual's expected contribution in such position. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year.

      The Committee approved the participation of 48 key management employees, including 9 executive officers, in the TVI Program for 1997. Based on performance levels achieved during 1997, the Committee approved
aggregate bonus payments of $(            ).  The TVI bonus of $(
) paid to the Chief Executive Officer for 1997 was based on the pre-established performance goals under the Program.

      LONG-TERM PERFORMANCE INCENTIVES. Long-term performance incentives for senior management employees are provided through the Long-Term Performance Share Program ("Program") established under the stockholder approved Executive Incentive Plan and 1988 and 1996 Stock Plans. The Program operates on three-year award cycles. The Committee selects participants, establishes target awards, and determines a performance matrix (based on return on equity, net earnings and other selected factors) at the beginning of each award cycle. The performance matrix provides for the performance shares to be increased or decreased
in number based on greater or lesser levels of performance.   Earned
performance shares are then valued at the company's stock price at the end of the performance period. The Committee approves the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards may be paid in cash or in shares of common stock or any combination of cash and stock.

      The Committee previously selected the nine executive officers who participated in the award cycle ending in 1997. Based on performance goals previously established by the Committee, the Committee approved
payments aggregating $(            ) for 1997 to the nine executive
officers.  The award of $(            ) to the Chief Executive Officer
for 1997 was based on the Company's increase in net earnings and improved return on equity during the award cycle. During 1997, the Committee selected the participants and established the performance goals for the 1997-1999 award cycle.

      STOCK INCENTIVES. Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the stockholder approved 1988 Stock Plan and 1996 Stock Plan (both referenced hereafter as the "Plan"). The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Stock options are granted at the prevailing market value and have value only if the Company's stock price increases. Stock options vest beginning on the first anniversary of the grant in equal amounts over three to six years or on the fifth anniversary of the grant. Employees must be employed by the Company at the time of vesting in order to exercise the options.
The Committee believes this element of the total compensation program directly links the participant's interests with those of the shareholders and the long-term performance of the Company.

      The Committee establishes the number and terms of options granted under the Plan. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The Options Exercised table on page 11 reflects the shares acquired by certain executive officers during 1997. The table on page four reflects the ownership position of the directors and executive officers at March 6, 1998. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options under the Plan, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options.

      The Committee granted options for an aggregate of 367,000 shares to 72 employees during 1997, including options for an aggregate of 213,000 shares to the executive officers. The Chief Executive Officer was granted a non-qualified option in December 1997 to acquire 100,000 shares. The number of shares awarded in the 1997 grant recognizes the improved performance of the business over the last four years under Mr. Bay's leadership and the Committee's determination that the 1997 grant should be no less than the 1996 grant.

      Restricted stock grants are also a part of the Company's long-term stock incentives. Restricted stock awards will be issued when performance results and the strategic needs of the business so warrant. There were no restricted stock awards in 1995, 1996, or 1997 to executive officers.

      The Committee believes that the programs described above provide compensation that is competitive with comparable manufacturing companies, links executive and shareholder interests and provides the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company's performance and shareholder value.



                         COMPENSATION COMMITTEE
                         ----------------------
                           Allen F. Jacobson, Chairman
                           Charles M. Harper
                           Lloyd P. Johnson
                           Thomas F. Madison

                 SHAREHOLDER RETURN PERFORMANCE GRAPHS

            Historically, the Company has used as its comparative industry index a combination of the S&P Electrical Equipment and Machinery (Diversified) indexes. During 1997, the Company sold its subsidiary, Valmont Electric, Inc., a manufacturer of lighting ballasts for the electrical industry. Therefore, effective this year the Company is changing its comparative industry index to a combination of the S&P Manufacturing (Diversified) and Machinery (Diversified) indexes to reflect a better comparison with its current business activities.

            The following graphs compare the yearly change in the cumulative total shareholder return on the Company's common stock with the cumulative total returns of the S&P Small Cap 600 Index, an index consisting of a combination of the S&P Electrical Equipment and Machinery (Diversified) indexes and an index consisting of a combination of the S&P Manufacturing (Diversified) and Machinery (Diversified) indexes for the five and ten year periods ended December 31, 1997. The graphs assume that the value of the investment in Valmont Common Stock and each index was $100 on December 31, 1992 and December 31, 1987, respectively, and that all dividends were reinvested.

                          Base
                         Period

Index                     12/92    12/93   12/94   12/95   12/96   12/97
Valmont Industries         100    111.40   96.52  142.39  239.89  229.32
S&P Small Cap 600 Index    100    118.79  113.12  147.01  178.35  223.98
S&P Electrical Equipment
  & Machinery Index        100    124.11  124.66  170.79  230.21  320.94
S&P Manufacturing &
  Machinery Index          100    135.46  135.32  178.75  235.71  289.38

                          Base
                         Period

Index                     12/87    12/88   12/89   12/90   12/91   12/92
Valmont Industries         100    229.01  386.95  244.02  235.51  397.81
S&P Small Cap 600 Index    100    119.49  136.08  103.85  154.20  186.65
S&P Electrical Equipment
  & Machinery Index        100    102.78  140.30  127.54  165.93  179.68
S&P Manufacturing &
  Machinery Index          100    108.04  125.26  115.04  138.67  145.54

Index                              12/93   12/94   12/95   12/96   12/97
Valmont Industries                443.15  383.95  566.44  954.29  912.24
S&P Small Cap 600 Index           221.71  211.13  274.39  332.89  418.05
S&P Electrical Equipment
  & Machinery Index               223.00  223.98  306.88  413.65  576.68
S&P Manufacturing &
  Machinery Index                 197.15  196.95  260.14  343.04  421.15

                    PROPOSAL TO AMEND THE COMPANY'S
                 CERTIFICATE OF INCORPORATION INCREASING
                 THE AUTHORIZED NUMBER OF COMMON SHARES

      The Certificate of Incorporation of the Company currently authorizes the issuance of 36,000,000 shares of common stock of a par value of $1.00 per share, and 500,000 shares of series preferred stock of a par value of $1.00 per share. Following a two-for-one stock split during 1997, the Company had approximately 27.6 million shares outstanding at the end of fiscal 1997.

      On February 25, 1998, the Board of Directors adopted a resolution approving and recommending that the first sentence of Article IV to the Certificate of Incorporation be amended to increase the total authorized shares of common stock of the Company. This would be done by increasing the authorized common shares of the Company from 36,000,000 to 75,000,000 shares, all of which would continue to have a $1.00 par value per share. There would be no change in the authorized series preferred stock.

      If the amendment is approved by the shareholders, the authorized common shares of the Company will be increased from 36,000,000 to 75,000,000. All such shares not heretofore issued and outstanding would be issuable at any time or from time to time by action of the Board of Directors without further authorization from the shareholders unless such authorization is required pursuant to applicable law. Each holder of each share of common stock would continue to be entitled to one vote in respect of such shares. As in the past, no holder of common stock would have any pre-emptive rights.

      The Board of Directors believes that it is desirable to increase the number of authorized shares of common shares. This action will provide the Company with sufficient shares to provide flexibility of action in the future by assuring that there will be sufficient authorized but unissued shares of common stock available for possible acquisitions, financing requirements, stock splits and other corporate purposes without the necessity of further shareholder action at any special or annual meeting.

      The Company has no present plans, proposals, agreements or understandings to issue any of the newly authorized common stock. The Board of Directors does not presently intend to secure any further approval from shareholders prior to authorizing or issuing such common stock, except where such approval is required by law.

      Although the Company has no such intentions, the additional authorized but unissued shares of common stock could also be issued to make more difficult a change in control of the Company. Under certain circumstances, such shares could be used to create voting impediments, or to discourage third parties seeking to effect a takeover or otherwise gain control of the Company. Such shares could also be placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid.

      Adoption of the proposed amendment requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT TO ARTICLE IV OF THE CERTIFICATE OF INCORPORATION.

                     INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of Deloitte & Touche LLP ("Deloitte") has been appointed by the Board of Directors to conduct the 1998 audit of the Company's financial statements. The same firm conducted the 1996 and 1997 audit. The Board of Directors requests that shareholders ratify this appointment. A representative from Deloitte will be present at the Shareholders' Meeting and will have the opportunity to make a statement and to respond to appropriate questions.


                          SHAREHOLDER PROPOSALS

      Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than November 26, 1998 in order to be considered for inclusion in the proxy statement for such meeting.

      The Company's bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders' meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than sixty nor more than ninety days prior to the meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

                              OTHER MATTERS

      The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the Annual Meeting of Shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      /S/ Thomas P. Egan, Jr.
                                      Thomas P. Egan, Jr.
                                      Secretary
                                      Valmont Industries, Inc.

                                  PROXY
                        VALMONT INDUSTRIES, INC.
       PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 27, 1998

The undersigned hereby constitutes and appoints Mogens C. Bay and Robert
B. Daugherty, or any substitute appointed by them, the undersigned's agents, attorneys and proxies to vote, as designated below, the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of Valmont Industries, Inc., to be held at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102, on April 27, 1998, at 2:00 p.m., local time or at any adjournments thereof.
      1)    ELECTION OF DIRECTORS
            [  ] FOR all nominees listed below (except as designated to the contrary below)
            [  ] WITHHOLD AUTHORITY to vote for all nominees listed
                  below
                    Charles M. Harper
                    Lloyd P. Johnson
                    Thomas F. Madison

(Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)


------------------------------------------------------------------------
      2)    PROPOSAL to approve an amendment to the Company's
            Certificate of Incorporation increasing the authorized number of common shares from 36,000,000 to 75,000,000.
            [  ] FOR    [  ] AGAINST            [  ] ABSTAIN

      3) PROPOSAL to ratify the appointment of Deloitte & Touche LLP as independent accountants for fiscal 1998.
            [  ] FOR    [  ] AGAINST            [  ] ABSTAIN

      4) IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.


Dated this     day of              , 1998.
           ---        -------------
      Signature
               ---------------------------------------

                        Signature
                                 ---------------------------------------
                         (When signing as attorney, executor,
administrator, trustee, guardian or conservator, designate full title. All joint tenants must sign.)